EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST III
MERRILL LYNCH PREFERRED FUNDING III, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED June 30, 2013		FOR THE THREE MONTHS ENDED June 30, 2012
	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.
Earnings	$13,531	$15,763	$13,531	$15,761
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	13,125	13,531	13,125	13,531
Total combined fixed charges and preferred securities distribution requirements	$13,125	$13,531	$13,125	$13,531
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.16

	FOR THE SIX MONTHS ENDED June 30, 2013		FOR THE SIX MONTHS ENDED June 30, 2012
	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.
Earnings	$27,062	$31,527	$27,062	$31,523
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	26,250	27,062	26,250	27,062
Total combined fixed charges and preferred securities distribution requirements	$26,250	$27,062	$26,250	$27,062
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.16